STOCK  REDEMPTION  AGREEMENT

     dated  as  of  January  24,  1997

     by  and  among

     MLGA  Fund  II,  L.P.,

     MLGAL  PARTNERS,  L.P.,

     and

     HAYNES  HOLDINGS,  INC.



     TABLE  OF  CONTENTS

     Page



ARTICLE I.     DEFINITIONS                                                                  1

ARTICLE II.    REDEMPTION AND SALE                                                          4

               Section 2.01.  Redemption and Repurchase of the Redeemed Shares              4
               Section 2.02.  Per Share Purchase Price                                      4
               Section 2.03.  Time and Manner of Redemption and Repurchase                  5
               Section 2.04.  Fair Consideration                                            5

ARTICLE III.   CLOSINGS                                                                     5

               Section 3.01.  Closing, Time and Place                                       5
               Section 3.02.  Deliveries to the Corporation at the Initial Closing          5
               Section 3.03.  Deliveries to Sellers at the Initial Closing                  6
               Section 3.04.  Deliveries at the Subsequent Closing                          6

ARTICLE IV.    SEVERAL REPRESENTATIONS AND WARRANTIES OF THE                                7
               SELLERS

               Section 4.01.  Organization of Fund II                                       7
               Section 4.02.  Organization of MLGAL                                         7
               Section 4.03.  Title to Shares                                               7
               Section 4.04.  Authority                                                     7
               Section 4.05.  No Conflict or Violation                                      7
               Section 4.06.  No Consent                                                    8
               Section 4.07.  Broker's or Finder's Commissions                              8
               Section 4.08.  Representations and Warranties                                8

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF THE CORPORATION                            8

               Section 5.01.  Organization; Qualification                                   8
               Section 5.02.  Authority                                                     8
               Section 5.03.  No Conflict or Violation                                      9
               Section 5.04.  No Consent                                                    9
               Section 5.05.  Bankruptcy                                                    9
               Section 5.06.  Broker's or Finder's Commissions                              9
               Section 5.07.  Representations and Warranties                                9

ARTICLE VI.    COVENANTS OF THE CORPORATION                                                10

               Section 6.01.  Redemption of the Redemption Share                           10
               Section 6.02.  Fees                                                         10

ARTICLE VII.   TAXES                                                                       10

               Section 7.01.  Taxes                                                        10
               Section 7.02.  Cooperation on Tax Matters                                   10

ARTICLE VIII.  TERMINATION                                                                 10

               Section 8.01.  Conditions of Termination                                    10
               Section 8.02.  Effect of Termination                                        10

ARTICLE IX.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS                          11

               Section 9.01.  Conditions Precedent to the Obligations of the Sellers.      11

ARTICLE X.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CORPORATION                      11

               Section 10.01.  Conditions Precedent to the Obligations of the Corporation  11

ARTICLE XI.    MISCELLANEOUS                                                               11

               Section 11.01.  Public Announcements                                        11
               Section 11.02.  Expenses                                                    11
               Section 11.03.  Headings                                                    11
               Section 11.04.  Construction                                                11
               Section 11.05.  Severability                                                12
               Section 11.06.  Entire Agreement                                            12
               Section 11.07.  Survival                                                    12
               Section 11.08.  Notices                                                     12
               Section 11.09.  Amendments; Waivers                                         13
               Section 11.10.  Parties in Interest                                         13
               Section 11.11.  Successors and Assigns                                      13
               Section 11.12.  Governing Law                                               13
               Section 11.13.  Counterparts                                                13
               Section 11.14.  Subsequent Documentation                                    13

     STOCK  REDEMPTION  AGREEMENT


     THIS STOCK REDEMPTION AGREEMENT ("Agreement") is entered into as of the 24th day of January, 1997 by and among MLGA Fund II, L.P., a Connecticut limited partnership ("Fund II"), MLGAL PARTNERS, L.P., a Connecticut limited partnership ("MLGAL"; and together with Fund II, the "Sellers") and Haynes Holdings, Inc., a Delaware corporation (the "Corporation").


     RECITALS

     The authorized capital stock of the Corporation consists of 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 6,556,963 shares are issued and outstanding, and 2,000,000 shares of blank check preferred stock, none of which is issued and outstanding.

     Fund II is the record and beneficial owner of 5,434,894 shares of the Common Stock represented by certificates numbered 173 and 334 (the "Fund II Shares").

     MLGAL is the record and beneficial owner of 86,857 shares of the Common Stock represented by certificate number 171 (the "MLGAL Shares"; and together with the Fund II Shares, the "Sellers Shares").

     The remaining 1,035,212 shares of the Corporation's issued and outstanding Common Stock (the "Investors Shares") are owned by certain individual and other investors (the "Investors").

     The Corporation desires to redeem and repurchase from the Sellers, and the Sellers desire to sell to the Corporation, up to a maximum of 5,217,685 of the Sellers Shares on the terms and conditions of this Agreement.

     AGREEMENT

     In consideration of the foregoing and of the respective representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:


     ARTICLE  I.

     DEFINITIONS

     As used in this Agreement, the following terms have the meanings indicated below:

     "Adverse Claims" has the meaning contained in 8-302 of the New York Uniform Commercial Code.

     "Agreement" means this Stock Redemption Agreement as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

     "Blue Sky Law" means or refers to the law or laws of any state or states affecting the issuance, sale or transfer of any security of the Corporation.

     "Business Day" means any day other than Saturday, Sunday, and any day on which commercial banks in New York, New York are authorized by law to be closed.

     "Common Stock" has the meaning specified in the Recitals of this Agreement.

     "Corporation" has the meaning specified in the first paragraph of this Agreement.

     "Escrow  Agent"  means  National  City Bank, N.A., Indianapolis, Indiana.

     "Escrow Agreement" means that certain Escrow Agreement, of even date herewith, by and among the Escrow Agent, Fund II, MLGAL and the Corporation, a copy of which is attached hereto as Exhibit I-A.

     "Escrow  Amount"  means  $8,361,265.50.

     "Escrow Shares" means 823,770 of the Sellers Shares, 810,837 of which are Fund II Shares and 12,933 of which are MLGAL Shares.

     "Files and Records" means all files and records of the Corporation and International, whether in hard copy or magnetic or other format.

     "Fund II" has the meaning specified in the first paragraph of this Agreement.

     "Fund II Shares" has the meaning specified in the Recitals to this Agreement.

     "Initial  Closing"  has  the  meaning  specified  in  Section  3.01.

     "Initial  Closing  Date"  has  the  meaning  specified  in  Section 3.01.

     "Initial Closing Purchase Price" shall mean $44,598,237.55, $43,898,049.65 of which is payable to Fund II and $700,187.60 of which is payable to MLGAL.

     "Initial Closing Shares" means 4,393,915 of the Sellers Shares, 4,324,931 of which are Fund II Shares and 68,984 of which are MLGAL Shares.

     "International  has  the  meaning  specified  in  Section  6.02.

     "Investors"  has the meaning specified in the Recitals of this Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), option, charge, or sale agreement.

     "Material Adverse Effect," when used with respect to a Person, means a material adverse effect on the assets, operations, business or financial condition of that Person.

     "MLGAL" has the meaning specified in the first paragraph of this Agreement.

     "MLGAL Shares" has the meaning specified in the Recitals to this Agreement.

     "Per  Share  Price"  has  the  meaning  specified  in  Section  2.02.

     "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

     "Redemption Offer" means the Issuer's Consent Solicitation and Offer to Redeem for Cash a certain percentage of the outstanding shares of Common Stock owned by the stockholders of the Corporation other than Fund II or MLGAL at $10.15 per share, which shall be made by a Consent Solicitation and Offer to Redeem for Cash in substantially the form of, and containing only those material terms and conditions set forth in, Exhibit I-D attached to the Stock Purchase Agreement.

     "Redemption Purchase Price" means that amount equal to the Redemption Shares multiplied by the Per Share Price.

     "Redemption Shares" means the shares of the Common Stock tendered to the Corporation by the Investors prior to the expiration of the Redemption Offer which are actually redeemed and repurchased by the Corporation.

     "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor Federal statute and the rules and regulations of the Securities and Exchange Commission thereunder.

     "Sellers" has the meaning specified in the first paragraph of this Agreement.

     "Sellers Shares" has the meaning specified in the Recitals to this Agreement.

     "Stock Purchase Agreement" means that certain Stock Purchase Agreement, of even date herewith, by and among Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership, L.P., the Corporation and International.

     "Subsequent  Closing"  has  the  meaning  specified  in  Section  3.01.

     "Subsequent  Closing  Date"  has  the  meaning specified in Section 3.01.

     "Subsequent Closing Shares" means the Escrow Shares less the Redemption Shares.

     "Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any governmental agency, department, commission, board, bureau, or instrumentality in connection with the determination, assessment, collection, or administration or any Taxes.

     "Taxes" means all federal, state, local, or foreign taxes (including excise taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, fees, impositions, assessments, or other governmental charges of any nature imposed upon a Person including all taxes or governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

     "Total Shares" means 5,217,685 of the Sellers Shares tendered to the Corporation by the Sellers to enable the Corporation to satisfy its redemption obligation under this Agreement, 5,135,768 of which shall be Fund II Shares and 81,917 of which shall be MLGAL Shares.

          ARTICLE  II.

     REDEMPTION  AND  SALE

     Section 1.021. Redemption and Repurchase of the Redeemed Shares. Pursuant to Section 2.03 of this Agreement, the Corporation agrees to redeem and repurchase up to a maximum of 5,217,685 of the Sellers Shares and the Sellers agree to tender and sell to the Corporation a sufficient number of the Sellers Shares to enable the Corporation to redeem and repurchase the Sellers Shares as contemplated hereby. All redemptions of the Sellers Shares hereunder shall be allocated between the Sellers as follows: (i) 98.43% to Fund II and (ii) 1.57% to MLGAL.

     Section 1.022. Per Share Purchase Price. The redemption price of each of the Sellers Shares redeemed and repurchased by the Corporation on both the Initial Closing Date and the Subsequent Closing Date shall be Ten Dollars and Fifteen Cents ($10.15) ("Per Share Price").

     Section 1.023. Time and Manner of Redemption and Repurchase. On the Initial Closing Date, (i) the Corporation shall redeem and repurchase from the Sellers, and the Sellers shall sell to the Corporation, the Initial Closing Shares, and (ii) the Sellers shall deposit the Escrow Shares with the Escrow Agent and the Corporation shall deposit the Escrow Amount with the Escrow Agent, in each case to be held and applied as provided in the Escrow Agreement. On the Subsequent Closing Date and in accordance with the procedures specified in the Escrow Agreement, the Corporation shall redeem and repurchase from the Sellers, and the Sellers shall sell to the Corporation, the Subsequent Closing Shares and the remaining Escrow Shares, if any, shall be returned to the Sellers.

     Section 1.024. Fair Consideration. The parties acknowledge and agree that the consideration provided for in this Article II represents fair consideration and reasonable equivalent value for the sale and transfer of the Initial Closing Shares, the Subsequent Closing Shares and the transactions, covenants, and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm's-length, good-faith negotiations between the parties and their respective representatives.

     ARTICLE  III.

     CLOSINGS

     Section 1.031. Closing, Time and Place. The initial closing (the "Initial Closing") of the redemption of the Initial Closing Shares as contemplated herein shall take place at the offices of Ice Miller Donadio & Ryan, Indianapolis, Indiana simultaneously with the "Closing" under the Stock Purchase Agreement (the "Initial Closing Date"). The subsequent closing (the "Subsequent Closing") of the redemption of the Subsequent Closing Shares as contemplated herein shall take place at the offices of Ice, Miller, Donadio & Ryan, Indianapolis, Indiana at 11:00 a.m. (Eastern Standard Time) on two (2) Business Days after the Redemption Offer expires (the "Subsequent Closing Date").

     Section 1.032. Deliveries to the Corporation at the Initial Closing. At the Initial Closing and simultaneously with the deliveries to the Sellers specified in Section 3.03, the Sellers shall deliver or cause to be delivered to the Corporation the following:

          (a) Certificates representing the Total Shares, duly endorsed or accompanied by stock powers duly executed in blank (and any stock powers which may be required for transfer of the Escrow Shares), of which Total Shares the Initial Closing Shares shall be delivered to the Corporation for redemption and the Escrow Shares shall be delivered for deposit with the Escrow Agent.

          (b) A counterpart of the Escrow Agreement duly executed by each of the Sellers;

          (c) A certificate signed by each of the Sellers stating that each of the representations and warranties of the Sellers in Article IV of this Agreement are true, correct and complete on the Initial Closing Date; and

          (d)    A  certificate  of signed by a general partner of Fund II and
MLGAL:

               (i) acknowledging delivery by the Corporation of the items set forth in Section 3.03; and

               (ii) certifying the incumbency of the individuals signing this Agreement on behalf of Fund II and MLGAL.
     Section 1.033. Deliveries to Sellers at the Initial Closing. At the Initial Closing and simultaneously with the deliveries to the Corporation specified in Section 3.02, the Corporation shall deliver or cause to be delivered to the Sellers or the Escrow Agent, as applicable, the following:

          (a) The Initial Closing Purchase Price by wire transfer in immediately available federal funds, $43,898,049.65 of which shall be wired to Account No. 000-68-985, ABA Routing No. 021-000238 at Morgan Guaranty Trust Company of New York for the benefit of Fund II, and $700,187.60 of which shall be wired to Account Number 000-26-118, ABA Routing No. 021-000238 at Morgan Guaranty Trust Company of New York for the benefit of MLGAL;

          (b) A counterpart of the Escrow Agreement duly executed by the Escrow Agent and the Corporation;

          (c) The Escrow Amount and the certificates representing the Escrow Shares (together with the stock powers referred to in Section 3.02(a)) shall be delivered to the Escrow Agent to be held and delivered pursuant to the terms and conditions of the Escrow Agreement; and

          (d) A certificate of the Corporation's Secretary acknowledging delivery by the Sellers of the items set forth in Section 3.02.

     Section 1.034. Deliveries at the Subsequent Closing. At the Subsequent Closing, the Escrow Agent shall make the deliveries to the parties contemplated by the terms and conditions of the Escrow Agreement. The parties hereto shall take all such other steps and actions in connection therewith as may be reasonably necessary to facilitate the redemption of the Subsequent
Closing  Shares  as  contemplated  herein.

     ARTICLE  IV.

     SEVERAL  REPRESENTATIONS  AND  WARRANTIES  OF  THE  SELLERS

     Each Seller severally (and not jointly) represents and warrants to the Corporation that the following statements are true as to such Seller (the representations and warranties in Section 4.01are made solely by Fund II and the representations and warranties in Section 4.02 are made solely by MLGAL):

     Section 1.041. Organization of Fund II. Fund II is a limited partnership duly organized and existing and in good standing under the laws of the State of Connecticut, and is duly qualified as a foreign limited partnership and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the businesses conducted by it, except in such jurisdictions in which, in the aggregate, the failure to so qualify would not have a Material Adverse Effect on Fund II.

     Section 1.042. Organization of MLGAL. MLGAL is a limited partnership duly organized and existing and in good standing under the laws of the State of Connecticut, and is duly qualified as a foreign limited partnership and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the businesses conducted by it, except in such jurisdictions in which, in the aggregate, the failure to so qualify would not have a Material Adverse Effect on MLGAL.

     Section 1.043. Title to Shares. The Seller has legal, valid, and marketable title to the Sellers Shares being sold by it hereunder, and upon the consummation of the transactions contemplated by this Agreement, the Corporation shall acquire good and unencumbered title to any and all of such shares it redeems and repurchases from the Seller, free of all Adverse Claims and Liens, buy-sell agreements, cross-purchase agreements, shareholder agreements, or restrictions or rights of any kind, other than those imposed by the Securities Act and any applicable Blue Sky Law.

     Section 1.044. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary action on the part of the Sellers. The Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     Section 1.045. No Conflict or Violation. The execution, delivery, and performance of this Agreement by the Seller do not and shall not: (a) violate the agreement of limited partnership of the Seller; (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to the Seller; and (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture or other material agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of its material properties or assets is subject.

     Section 1.046. No Consent. Except as expressly contemplated by the Stock Purchase Agreement as conditions to the obligations of the parties thereunder to consummate the transactions contemplated thereby, no authorization, consent, approval, exemption, or other action by or notice to or filing with any court or administrative or governmental body or any third party is required to permit the Seller to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement to, or to comply with and fulfill the terms and conditions of this Agreement.

     Section 1.047. Broker's or Finder's Commissions. No broker's or finder's fee or commission or investment banking fee has been or will be payable, or asserted to be payable, by the Corporation with respect to the redemption of the Sellers Shares in accordance with the provisions of this Agreement as a result of any action by or on behalf of the Seller; provided, however, the Permitted Fees (as defined in the Stock Purchase Agreement) will be payable by International in connection with the transactions contemplated by the Stock Purchase Agreement.

     Section 1.048. Representations and Warranties. The representations and warranties contained in the foregoing Section 4.01 through Section 4.07 of this Agreement, inclusive, are made as of the date of this Agreement, as of the Initial Closing Date and as of the Subsequent Closing Date.


     ARTICLE  V.

     REPRESENTATIONS  AND  WARRANTIES  OF  THE  CORPORATION

     The Corporation hereby represents and warrants to the Sellers and each of them as follows:

     Section 1.051. Organization; Qualification. The Corporation is a corporation duly organized and existing in good standing under the laws of State of Delaware, and is duly qualified as a foreign corporation and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the businesses conducted by it, except in such jurisdictions in which, in the aggregate, the failure to so qualify would not have a Material Adverse Effect on the Corporation.

     Section 1.052. Authority. The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Board of Directors and stockholders of the Corporation. The Corporation has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

     Section 1.053. No Conflict or Violation. The execution, delivery, and performance of this Agreement by the Corporation do not and shall not: (a) violate the certificate of incorporation or by-laws of the Corporation; (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to the Corporation; and
(c) except as expressly contemplated by or referenced in the Stock Purchase Agreement, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture, or other material agreement or instrument to which the Corporation is a party or by which the Corporation is bound or to which any of its material properties or assets is subject.

     Section 1.054. No Consent. Except as contemplated by the Stock Purchase Agreement as conditions to the obligations of the parties thereunder to consummate the transactions consummated thereby, no authorization, consent, approval, exemption, or other action by or notice to or filing with any court or administrative or governmental body or any third party is required to permit the Corporation to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement or to comply with and fulfill the terms and conditions of this Agreement.

     Section 1.055. Bankruptcy. The Corporation is not involved in any proceedings by or against it in any court under bankruptcy law or any other insolvency or debtor's relief law, whether Federal, state or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official. The Corporation is solvent, meaning it is able to satisfy its debts as they become due.

     Section 1.056. Broker's or Finder's Commissions. No broker's or finder's fee or commission or investment banking fee has been or will be payable, or asserted to be payable, by either of the Sellers with respect to the redemption of the Sellers Shares in accordance with the provisions of this Agreement as a result of any action by or on behalf of the Corporation or International or any of their subsidiaries.

     Section 1.057. Representations and Warranties. The representations and warranties contained in the foregoing Sections 5.01 through 5.06 of this Agreement, inclusive, are made as of the date of this Agreement, as of the Initial Closing Date and as of the Subsequent Closing Date.


     ARTICLE  VI.

     COVENANTS  OF  THE  CORPORATION

     Section 1.061. Redemption of the Redemption Share . On the Subsequent Closing Date and in accordance with the procedures specified in the Escrow Agreement and the Redemption Offer, the Corporation shall redeem the Redemption Shares and deliver the Redemption Purchase Price to those Investors that tendered the Redemption Shares.

     Section 1.062. Fees. On the Initial Closing Date, the Corporation shall cause Haynes International, Inc. ("International"), its wholly-owned subsidiary, to pay the "Permitted Fees" (as defined in the Stock Purchase Agreement) in accordance with the Stock Purchase Agreement.

     ARTICLE  VII.

     TAXES

     Section 1.071. Taxes. All federal, state, foreign and local income Taxes and any deficiency, interest or penalty asserted with respect thereto that is imposed in connection with the repurchase and redemption of the Initial Closing Shares and the Subsequent Closing Shares shall be paid by the Sellers.

     Section 1.072. Cooperation on Tax Matters. From and after the Initial Closing Date, upon reasonable notice and during normal business hours, the Corporation shall, and the Corporation shall cause International to, provide access to the Sellers and their attorneys, accountants, and other representatives to such Files and Records as the Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any Tax Return, filing, audit, protest, claim, suit, inquiry, or other proceeding.


     ARTICLE  VIII.

     TERMINATION

     Section 1.081. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate, and the transactions contemplated hereby shall terminate without action by any party hereto, if and only if the Stock Purchase Agreement is terminated for any reason prior to the completion of the "Closing" thereunder.

     Section  1.082.    Effect  of  Termination.   In the event of termination
pursuant to Section 8.01, this Agreement shall have not further effect, with no liability on the part of any party hereto.

     ARTICLE  IX.

     CONDITIONS  PRECEDENT  TO  OBLIGATIONS  OF  THE  SELLERS

     Section 1.091. Conditions Precedent to the Obligations of the SellersThe obligations of each Seller hereunder are subject to the completion, simultaneously with the Initial Closing of the "Closing" under the Stock Purchase Agreement.

     ARTICLE  X.

     CONDITIONS  PRECEDENT  TO  OBLIGATIONS  OF  THE  CORPORATION

     Section  1.101.    Conditions  Precedent  to  the  Obligations  of  the
Corporation.   The obligations of the Corporation hereunder are subject to the completion, simultaneously with the Initial Closing of the "Closing" under the Stock Purchase Agreement.

     ARTICLE  XI.

     MISCELLANEOUS

     Section 1.111. Public Announcements. No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement prior to or after the Closing Date, except as required by law or as agreed upon by all parties.

     Section 1.112. Expenses. The Corporation shall cause International to pay on the Initial Closing Date all legal expenses of the parties incurred in connection with this Agreement.

     Section 1.113. Headings. The article, section, and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section  1.114.    Construction.

          (a) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c)    The  word  "including" means "including, without limitation."

     Section 1.115. Severability. If any provision of this Agreement is declared by any court or other governmental body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Agreement shall remain in full force and effect.

     Section 1.116. Entire Agreement. This Agreement, the Stock Purchase Agreement and the Escrow Agreement (and the exhibits and schedules to such documents) contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All Exhibits and Schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

     Section 1.117. Survival. The representations and warranties of the parties in this Agreement shall survive the execution and delivery of this Agreement and the closings hereunder for a period of three (3) years;
provided,  however,  the  representations  and  warranties  of  the Sellers in
Section  4.03  hereof  shall  survive  indefinitely.

     Section 1.118. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and addressed as follows:

     If  to  the  Corporation,  to:

          Haynes  Holdings,  Inc.
          1020  West  Park  Avenue
          Kokomo,  IN    46904
          Attn:    President

          Tel.  No.  317-456-6000
          Fax    No.  317-456-6905

     If  to  either  of  the  Sellers,  to:

          Morgan  Lewis  Githens  &  Ahn
          Two  Greenwich  Plaza
          Greenwich,  CT    06830
          Attn:    Perry  J.  Lewis  and  Ira  Starr

          Tel.  No.  (203)  869-3033
          Fax.  No.  (203)  869-3544

     Any party may change its address for the purpose of this Section 11.08 by giving the other parties written notice of its new address in the manner set forth above.

     Section 1.119. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     Section 11.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Sellers, and the Corporation and their respective successors and permitted assigns.

     Section 11.11. Successors and Assigns. No party hereto shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     Section 11.12. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York applicable to contracts made and performed in such state.

     Section  11.13.    Counterparts.    This  Agreement  is  executed  in
counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

     Section 11.14. Subsequent Documentation. At any time and from time to time after the Subsequent Closing Date, the Sellers shall, upon the request of the Corporation, and the Corporation shall, upon the request of the Sellers, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the redemption, repurchase, transfer, assignment, and delivery hereunder of the Initial Closing Shares and the Subsequent Closing Shares, the performance by the parties of any of their other respective obligations under this Agreement, and to carry out the purposes and intent of this Agreement.


     (The  remainder  of  this  page  intentionally  left  blank.)

     IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

     "SELLERS"

     MLGAL  PARTNERS,  L.P.


     By: /s/ Ira Starr

     Its:


     MLGA  FUND  II,  L.P.

     By:  MLGA  PARTNERS,  L.P.,
         Its  General  Partner


     By: /s/ Ira Starr

     Its:



     "CORPORATION"

     HAYNES  HOLDINGS,  INC.


     By: J F Barker

     Its: